EXHIBIT 10.35
[ON ORBITZ WORLDWIDE LETTERHEAD]
February 24, 2009
Dean Sivley
c/o Orbitz Worldwide, Inc.
500 W. Madison Street
Chicago, IL 60661
Dear Dean,
The following will confirm our understanding with respect to the housing and travel allowances payable to you in connection with your employment by Orbitz Worldwide, Inc. and its affiliates (the “Company”).
Prior to the changes described in this letter, you received the following travel and housing allowances in connection with your relocation to Chicago:
•	A housing allowance of $3,600 per month (or $1,661.54 per pay period), less applicable taxes.

•	Reimbursement of actual travel expenses incurred to commute between Philadelphia and Chicago, including airfare, parking and other transportation expenses.
Effective as of August 1, 2008 and for the succeeding 12-month period, you will receive a housing allowance of $4,600 per month (or $2,123.07 per pay period), less applicable taxes. This allowance is in lieu of any other relocation benefit, including travel expenses, other than travel expenses incurred for normal business travel in accordance with Company policy. Following the end of this allowance, you will not be eligible to receive further relocation benefits or reimbursement of relocation-related expenses in connection with your relocation to Chicago.
The above terms shall amend and supersede any prior agreements or arrangements between you and the Company (including any of its predecessors) with respect to the subject matter hereof.
Please indicate your acceptance of this agreement by signing below and returning it to me.
Regards,
/s/ Kristin Dickey
Kristin Dickey
Director, Human Resources
Orbitz Worldwide, Inc.

/s/ Dean S. Sivley	2-25-09
Employee	Date